Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the Registration Statement on Form F-10 (File No. 333-157389, the "Registration Statement") of our audit report dated March 8, 2011 on the consolidated balance sheets of Husky Energy Inc. as at December 31, 2010, 2009 and 2008 and the consolidated statements of earnings and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 40-F of Husky Energy Inc.  We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form F-10.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
May 26, 2011